Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
IR BioSciences Holdings, Inc.
Scottsdale, Arizona

We consent to the incorporation by reference in the Registration Statements of IR BioSciences Holdings, Inc. on Form S-8 (File Nos. 333-137191 and 333-113511) of our report dated March 28, 2008 relating to our audit of the consolidated financial statements which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-KSB of IR BioSciences Holdings, Inc. for each of the two years in the period ended December 31, 2007 and the period October 22, 2002 (date of inception) through December 31, 2007.

/s/ RBSM LLP
Certified Public Accountants
New York, New York
March 31, 2008